As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0158076
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification No.)

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, CA 93111

(805) 690-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Superconductor Technologies Inc. 2013 Equity Incentive Plan

(Full title of Plan)

Jeffrey A. Quiram

President and Chief Executive Officer

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, CA 93111

(805) 690-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering(2) Price	Amount of Registration Fee (1)(2)
Common Stock (no par value) issuable under the Superconductor Technologies Inc. 2013 Equity Incentive Plan	2,200,000	$2.17	$4,774,000	$614.89

(1)	This registration statement is a new registration statement. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2013 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.
(2)	The registration fee payable for 2,200,000 shares being registered hereby under the 2013 Equity Incentive Plan is estimated pursuant to Rule 457(h) of the Securities Act of 1933. The price per share and aggregate offering price for such shares are based on the average of the high and low prices of shares of the Registrant’s common stock reported on the NASDAQ Stock Market on December 19, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Superconductor Technologies Inc. (the “Registrant”), has filed this registration statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 2,200,000 shares of common stock, par value $0.001 (the “Common Stock”), of Registrant issuable from time to time pursuant to the Registrant’s 2013 Equity Incentive Plan (the “Plan”). The Plan was approved and adopted at the Registrant’s 2013 Annual Meeting of Stockholders held on December 5, 2013. The 2,200,000 shares issuable under the Plan do not consist of any shares carried over from a prior plan.

Item. 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Item 1 and Item 2 of Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) Annual Report on Form 10-K filed March 8, 2013, as amended by Form 10-K/A filed April 4, 2013, for the fiscal year ended December 31, 2012, including all material incorporated by reference therein;

(b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c) The description of our Common Stock set forth in our Registration Statement on Form 8-A filed with the SEC on January 4, 1993.

All other documents filed (not furnished) by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) provides that a corporation my indemnify its directors and officers, as well as other employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeing indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with for the benefit of its directors and certain of its executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by the Delaware Law as it may be amended from time to time, and for certain additional indemnification. The Registrant’s obligations under the indemnification agreements continue for as long as the director or officer is a director, officer, employee or other agent of the Registrant (or is serving at the Registrant’s request as a director or executive officer of another corporation or entity) and, after termination of the director’s or officer’s relationship with the Registrant, for so long as the director or officer shall be subject to any possible claim or action, suit or proceeding by reason of the fact that Agent was serving in the capacity referred to herein.

As permitted by Section 102(b)(7) of the Delaware Law, Article XI of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), provides that to the fullest extent provided by the Delaware Law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. Neither any amendment nor repeal of Article XI of the Certificate of Incorporation, nor the adoption of any provision of the Certificate of Incorporation inconsistent with such Article XI shall eliminate or reduce the effect of such Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for such Article XI would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 145 of the Delaware Law also authorizes a corporation to purchase and maintain insurance on behalf of any of its directors, officers, employees and agents against any liability asserted against them in connection with or arising out of their position with the corporation. Registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act of 1933, as amended, within the limits and subject to the limitations of the policies.

The Registrant’s Certificate of Incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. The indemnification and insurance provided for directors of Registrant are subject to Section 174 of the Delaware Law, which governs liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

See the Exhibit Index, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on December 20, 2013.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Quiram
Jeffrey A. Quiram
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey A. Quiram and William J. Buchanan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Quiram	Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2013
Jeffrey A. Quiram

/s/ William J. Buchanan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2013
William J. Buchanan

/s/ Lynn J. Davis	Director	December 20, 2013
Lynn J. Davis

/s/ Martin A. Kaplan	Director	December 20, 2013
Martin A. Kaplan

/s/ David W. Vellequette	Director	December 20, 2013
David W. Vellequette

Exhibit Index

Exhibit Number	Description

4.1	Form of Common Stock Certificate (incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 20, 2009)

5.1	Opinion and consent of Counsel of Superconductor Technologies Inc.

10.1	Superconductor Technologies Inc. 2013 Equity Incentive Plan (incorporated by reference as Exhibit A to Registrant’s Form DEF 14A filed October 31, 2013)

10.2	Forms of Award Agreements Pursuant to Plan (incorporated by reference as Exhibits B-E to Registrant’s Form DEF 14A filed October 31, 2013)

23.1	Consent of Marcum LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement